Exhibit 99.1

For Immediate Release

TradeStation Group Reports EPS of $0.20 and Record Revenues in Third Quarter 2008

DARTs Up 23% and Brokerage Commissions and Fees Up 22% Year over Year

Plantation FL, October 23, 2008 – TradeStation Group, Inc. (NASDAQ GS: TRAD) today reported, for the 2008 third quarter, record net revenues of $41.8 million, which includes record brokerage commissions and fees, the major component of net revenues, of $33.5 million. The company’s brokerage commissions and fees increased 22% year over year as a result of higher trading volume by the brokerage firm’s client accounts, due mainly to increased market volatility and net account growth. The company also reported quarterly daily average revenue trades (DARTs) of 108,507 for the 2008 third quarter, a 23% increase over the 2007 third quarter.

For the 2008 third quarter, TradeStation Group’s net income of $8.7 million and earnings per share (diluted) of 20 cents compared to net income of $9.7 million and earnings per share (diluted) of 22 cents for the 2007 third quarter. Lower net interest income in the 2008 third quarter ($4.5 million lower than net interest income generated in the 2007 third quarter) as a result of the significant year-over-year decrease in the federal funds target and daily rates of interest was the major driver of the variance.

“Our active trader client base has generated record brokerage commissions and fees, a substantial increase in our DARTs, and better-than-expected earnings per share, as these accounts consistently tend to trade more actively when market volatility is high,” said David Fleischman, the company’s Chief Financial Officer.

TradeStation Reports Higher DARTs

For the 2008 third quarter, TradeStation experienced the following year-over-year daily trading growth results with respect to equities, futures and forex accounts:

	Q3 08	Q3 07	% Increase

Daily Average Revenue Trades	108,507	87,937	23%

The company also published today, in a separate announcement, its DARTs, Total Client Assets, Average Equities Client Credit Balances and Average Equities Client Margin Balances for the month of September 2008. The company’s monthly DARTs in September were a record 124,368.

TradeStation had 41,417 brokerage accounts at September 30, 2008, an 18% increase from the company’s 35,071 brokerage accounts as of September 30, 2007.

TradeStation’s Average Client Trades 667 Times per Year and Has an Average Account Balance of $66,000 for Equities and $20,000 for Futures

TradeStation’s brokerage client account metrics are among the very best in the industry. TradeStation brokerage clients generated the following client account metrics in the 2008 third quarter:

Client Trading Activity
Annualized average revenue per account	$3,776
Annualized trades per account	667

Client Account Assets
Average assets per account (Equities)	$66,000
Average assets per account (Futures)	$20,000

Company Purchases 369,555 Shares under Stock Buy Back Plan

In the 2008 third quarter, the company purchased 369,555 shares of its common stock pursuant to its stock buy back plan for a total purchase price of $3.75 million. Since buying under the plan began November 13, 2006, through September 30, 2008 the company has purchased 2,482,305 shares for a total purchase price of $28.2 million.

Under the stock buy back plan, the company is authorized, over a 4-year period, to purchase up to $60 million of its common stock using available and unrestricted cash in the open market or through privately-negotiated transactions pursuant to one or more Rule 10b5-1 plans or programs. Pursuant to the plan, $1,250,000 of company cash per month during each month of the 4-year period (i.e., $15 million per 12-month period and $60 million for the 4-year period) has been authorized to be used to purchase company shares at prevailing prices, subject to compliance with applicable securities laws, rules and regulations, including Rules 10b5-1 and 10b-18. The buy back plan does not obligate the company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice.

Company Provides Fourth Quarter 2008 Business Outlook

TradeStation today also published its Fourth Quarter 2008 Business Outlook.

“We continue to expect year-over-year growth in our brokerage commissions and fees in 2008,” said Fleischman, “and, as a result of the federal funds interest rate reductions we have experienced and may continue to experience, we expect to continue to see lower interest income, as compared to prior periods, which flows directly to our income before income taxes.”

The company’s fourth quarter 2008 Business Outlook estimated ranges are as follows:

FOURTH QUARTER 2008 BUSINESS OUTLOOK

(In Millions, Except Per Share Data)

_Fourth Quarter 2008_
REVENUES	$39.0 to $43.0
EARNINGS PER SHARE (Diluted)	$0.17 to $0.19

The company’s 2008 fourth quarter estimated ranges are based on numerous assumptions, including: basing the midpoints of the ranges, in part, on average daily revenue per account for each asset class (equities, futures, forex) over the nine-month period ended September 30, 2008 (the period used and the formula and criteria applied often vary with each Business Outlook based upon management’s judgment each period concerning the best assumptions to use); no further changes (up or down) in the federal funds target rate of interest for the remainder of 2008 (and that the federal funds average daily rate will be substantially the same as the target rate); anticipated growth, attrition and trading activity of active trader equities, futures and forex accounts, and the proportions in trading activity among those asset classes (each of which have different profit margin structures); the timing of expenses relating to company growth initiatives as compared to the timing of anticipated benefits from those initiatives; and numerous other assumptions concerning the company’s business and industry, market conditions, and various decisions, acts or failures to act both within and outside of the company’s control. All assumptions, expectations and beliefs relating to the Business Outlook are forward-looking in nature and actual results may differ materially from those estimated, including, but not limited to, as a result of, or as indicated by, the issues, uncertainties and risk factors set forth and referenced above and below. In particular, to the extent market volatility moves to significantly higher or lower levels, net account growth increases, slows or decreases, the federal funds target and daily rates of interest are higher or lower than what has been assumed, and/or severe market conditions, such as a significant, long-lasting market recession, the results estimated in the Business Outlook will likely be materially different than actual results.

Conference Call/Webcast

At 11:00, a.m., Eastern Time, today, members of TradeStation Group senior management will conduct an analyst conference call to discuss the company’s 2008 third quarter results and its fourth quarter 2008 Business Outlook. All company shareholders and the public are invited to listen. The telephone conference will be broadcast live via the Internet at www.TradeStation.com. The live webcast will be accompanied by slides of graphs and charts. A rebroadcast of the call will be accessible for approximately 90 days.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art electronic order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE Euronext, FINRA, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange and NASDAQ OMX. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services.  Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Forward-Looking Statements – Issues, Uncertainties and Risk Factors

This press release, including the fourth quarter 2008 Business Outlook estimated ranges contained in this press release, and today’s earnings conference call, contain statements and estimates that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, or the conference call, the words “anticipate(s),” “anticipated,” “anticipation,” “assume(s),” “assumption(s),” “become(s),” “belief(s),” “believe(s),” “believed,” “could,” “designed,” “estimate,” “estimates,” “estimated,” “expect(s),” “expected,” “expectation(s),” “going forward,” “future,” “hopeful,” “hopefully,” “hope(s),” “intend(s),” “intended,” “look forward,” “may,” “might,” “opportunity,” “opportunities,” “outlook(s),” “pending,” “plan(s),” “planned,” “potential,” “scheduled,” “shall,” “should,” “think(s),” “to be,” “upcoming,” “well-positioned,” “will,” “wish,” “would,” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results herein suggested or suggested in the conference call. Factors that may cause or contribute to the various potential differences include, but are not limited to, the following:

•	changes in the condition of the securities and futures markets, and the financial markets and economy generally, including, but not limited to, a major or prolonged recession (which could cause the company to experience significantly lower revenues, net income and earnings per share, as well as reduced market value of its publicly-traded shares of common stock), and changes in the combined average volume of the major U.S. equities and futures exchanges and in market volatility, which tend to significantly affect customer trading volume at TradeStation (for example, sharply increased market volatility in the 2008 first and third quarters helped generate a significant increase in client trading volume in those quarters, but client trading volume was lower in the 2008 second quarter when market volatility was lower) and, with respect to high or severe swings in market volatility, may result in higher account attrition;

•	changes in the federal funds target and daily rates of interest that are inconsistent with, or different from, the company’s assumption that there will be no further increases or decreases in 2008 and that the average daily rate will be substantially similar to the target rate (the federal funds target and daily rates of interest determine the amount of interest income received on customer account balances and affect the rates charged for account borrowings – interest income from equities accounts is determined by the federal funds daily rate, which recently has varied widely from the target rate, and interest income from futures accounts is determined by the federal funds target rate);

•	the company’s ability (or lack thereof), based upon market conditions, the level of success of its marketing and product development and enhancement efforts, product and service quality and reliability, competition (including both price and quality-of-offering competition, which are intense) and other factors, to achieve significant, or any, net increases in DARTs, brokerage accounts and brokerage revenues sequentially or year over year (for example, TradeStation’s DARTs decreased sequentially from first to second quarter in 2008, and net account growth slowed in the 2008 third quarter, and these and other items may decrease sequentially or year over year in subsequent periods);

•	with respect to net new customer accounts, the company’s ability (or lack thereof) to maintain or increase the rate of quarterly gross account additions and to control the rate of quarterly account attrition, particularly in current market and economic conditions, including high volatility and swings in volatility, and if those conditions worsen and/or are prolonged (for example: attrition increased significantly, and net new customer account growth was significantly lower, in the 2008 third quarter; while attrition in the 2008 fourth quarter and 2009 first quarter is expected to be lower compared to the 2008 third quarter, net customer account growth may, in the 2008 fourth quarter and 2009 first quarter, again be significantly lower as compared to the rate of net account growth the company has experienced in 2007 and the first half of 2008);

•	technical difficulties, outages, errors or failures in the company’s electronic and software products, services and systems relating to market data, order execution and trade processing and reporting, and other software or system errors and failures, some of which have occurred as recently as the 2008 third quarter (including an order placement issue in August 2008 and a July 2008 market data outage), January 2008 and December 2007 (also, the company does not maintain a seamless, redundant back-up system to its order execution systems, which could materially intensify the negative consequences of any such difficulties, outages, errors or failures);

•	with respect to technical difficulties, outages, errors and failures the company has experienced, the failure or inability of the company to address the underlying issues or causes relating to such problems, to adequately correct them and ensure they do not repeat (particularly as the volume of market data received from the exchanges, or the volume of our client base’s trading volume, requires increased, improved or different hardware and/or software capacity, technology or company domain know-how), or otherwise to ensure the stability, speed and accuracy of the trading platform’s market data and order placement services, as such failure or inability on the part of the company could materially negatively affect the company’s reputation in the online trader market, causing increased attrition and a decrease in new accounts, and decreased net revenues and net income;

•	the potential negative effects on the company’s brokerage commissions and fees of recent modifications to short selling rules, which require short-sale positions to be closed out much sooner if the borrowed securities fail to be delivered (and which may have the practical effect of reducing the number of securities deemed “easy-to-borrow” on a day-to-day basis), and any future rules that may be imposed which ban (such as the recent, temporary ban on short selling of financial sector securities), restrict or limit short selling, as a significant percentage of the firm’s daily client trades on many trading days are short sale transactions;

•	new or modified regulatory rules or requirements concerning required net capital or deposits, or the manner in which TradeStation Securities’ business may be conducted, that may be enacted or imposed in response to the current economic crisis, and which could materially increase the firm’s cash requirements to conduct its business, require substantial increases in compliance, legal and/or brokerage operations costs, limit or reduce the firm’s access to, or use of, a significant percentage of its now-available cash, or otherwise limit the firm’s ability to engage fully, and with as much success, in the services it currently provides;

•	the frequency and size of, and ability to collect, unsecured client account debits as a result of volatile market movements and unstable economic conditions, particularly in concentrated positions held in client accounts or as a result of other high-risk positions or circumstances;

•	the results, which likely will not be known until 2009, of a recent inquiry made to TradeStation Securities by Canadian regulatory authorities relating to brokerage accounts held by Canadian residents in light of the firm not being registered (or having an introducing brokerage firm registered) in a Canadian province, which could result in substantial fines or settlements and affect the firm’s ability to accept futures and forex brokerage accounts (it already does not accept equities accounts) from Canadian residents, which could adversely impact the company’s future revenues (since the inquiry was made, TradeStation Securities has not accepted Canadian resident futures or forex accounts);

•	unanticipated infrastructure, capital or other large expenses, and unforeseen or unexpected liabilities and claims, the company may face as it seeks to grow its U.S. active trader market share in equities, futures and forex business, and its institutional and non-U.S. trader market businesses, including potential acquisition, joint venture or business combination risks, costs and expenses (such as professional fees and, in the case of an acquisition, amortization expense) incurred in the event the company acquires, joint ventures or combines with other businesses;

•	the company’s estimated earnings per share (diluted) being based on assumptions of a certain number of outstanding shares and an average stock price for particular time periods that turn out to be inaccurate (if the number of outstanding shares and/or the average stock price is actually higher than what has been assumed, there will be more dilution and the actual earnings per share would be lower, and, if both of those are lower, there will be less dilution and higher earnings per share) because of new or modified company share buyback plans (which the company considers from time to time and which could be implemented later in 2008 or 2009) or other events or factors that can affect the price of the company’s shares or the number of outstanding shares;

•	unauthorized intrusion and/or other criminal or fraudulent activity in customer accounts by persons who unlawfully or improperly access or use customer accounts (through deceit or otherwise) and then place orders or other transactions in, or deposit misappropriated funds in, or improperly withdraw funds from, those accounts;

•	the level of success of the company’s forex trading offering, and whether customer forex trading will become a material part of the company’s business and revenues;

•	the effect of changes in product mix (how much of customer trading volume is stocks versus equity options versus futures versus forex, etc.), which can affect the company’s revenues, net income and margins, even if overall volume remains the same;

•	with respect to the company’s recent offer to customers of a flat-ticket commission plan, whether the segment of the active trader market that engages in higher volume individual trades sees value in this commission offering, will open more accounts, or trade more frequently;

•	rule-based trading not growing in appeal to the extent the company believes it will;

•	the effect of unanticipated increased infrastructure costs that may be incurred as the company seeks to increase its product development headcount and resources (which the company continues to try to do as quickly as possible) and grows its brokerage firm operations, adds accounts and introduces and expands existing and new product and service offerings, or acquires other businesses;

•	pending regulatory matters concerning odd-lot and partial-round-lot trading, OATS reporting, and employment of a statutorily-disqualified person, each of which could result in fines, sanctions and/or other negative consequences;

•	the amount of unexpected legal, consultation and professional fees (including fees related to pending and future regulatory matters, lawsuits or other proceedings against the company, or potential acquisitions, business combinations or strategic relationships);

•	the general variability and unpredictability of operating results forecast on a quarterly or annual basis; and

•	other items, events and unpredictable costs or revenue impact items or events that may occur, and other issues, risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, and other company press releases, conference calls and other public presentations or statements.

Contact —

David H. Fleischman

Chief Financial Officer

TradeStation Group, Inc.

954-652-7000

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Brokerage commissions and fees	$33,455,104	$27,333,980	$92,207,443	$72,340,638
Interest income	6,966,950	12,094,616	23,304,853	36,211,671
Brokerage interest expense	682,331	1,301,379	2,753,391	3,718,390

Net interest income	6,284,619	10,793,237	20,551,462	32,493,281
Subscription fees and other	2,030,362	2,133,699	6,289,649	6,551,316

Net revenues	41,770,085	40,260,916	119,048,554	111,385,235

EXPENSES:
Employee compensation and benefits	9,852,436	8,652,294	29,898,057	25,874,343
Clearing and execution	10,159,048	9,111,644	28,194,724	23,769,549
Data centers and communications	2,170,304	2,213,286	6,930,603	5,367,096
Advertising	1,534,485	1,500,750	4,322,752	4,155,652
Professional services	642,988	867,388	2,430,894	2,230,385
Occupancy and equipment	774,456	699,866	2,282,046	2,085,563
Depreciation and amortization	1,076,006	991,211	3,107,626	2,997,787
Other	1,553,323	1,110,632	4,354,651	3,625,399

Total expenses	27,763,046	25,147,071	81,521,353	70,105,774

Income before income taxes	14,007,039	15,113,845	37,527,201	41,279,461
INCOME TAX PROVISION	5,328,318	5,390,439	14,505,853	15,227,843

Net income	$8,678,721	$9,723,406	$23,021,348	$26,051,618

EARNINGS PER SHARE:
Basic	$0.20	$0.22	$0.53	$0.59

Diluted	$0.20	$0.22	$0.52	$0.57

WEIGHTED AVERAGE SHARES
OUTSTANDING:
Basic	43,098,707	44,121,906	43,398,630	44,364,942

Diluted	43,875,506	44,949,865	44,160,311	45,360,890

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:

Cash and cash equivalents, including restricted cash of $955,713 at September 30, 2008 and $1,194,641 at December 31, 2007*	$102,186,808	$103,698,700
Cash segregated in compliance with federal regulations	590,444,866	475,968,659
Marketable securities	8,660,000	8,860,000
Receivables from brokers, dealers, clearing organizations and clearing agents	14,603,057	23,426,192
Receivables from brokerage customers	75,828,056	93,932,498
Property and equipment, net	6,290,073	7,009,526
Deferred income taxes, net	2,731,549	2,539,807
Deposits with clearing organizations	32,167,486	23,964,136
Other assets	4,781,169	5,287,654

Total assets	$837,693,064	$744,687,172

LIABILITIES AND SHAREHOLDERS’ EQUITY:

LIABILITIES:
Payables to brokers, dealers and clearing organizations	$545,143	$811,084
Payables to brokerage customers	664,722,538	589,654,425
Accounts payable	3,160,034	2,412,353
Accrued expenses	8,849,975	7,851,329

Total liabilities	677,277,690	600,729,191
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY	160,415,374	143,957,981

Total liabilities and shareholders’ equity	$837,693,064	$744,687,172

* September 30, 2008 Cash and cash equivalents excludes $15.4 million that was transferred on October 1, 2008 from Cash segregated in compliance with federal regulations. December 31, 2007 Cash and cash equivalents includes $7.0 million that was transferred on January 2, 2008 to Cash segregated in compliance with federal regulations.